EXHIBIT 23.2

EXPERT CONSENT

The Board of Directors

Occidental Petroleum Corporation:

We consent to the inclusion in the Occidental Petroleum Corporation (Occidental) Form 10-K for the year ended December 31, 2005, and the incorporation by reference in Occidental's registration statements (Nos. 33-14662, 33-47636, 33-59395, 33-64719, 333-49207, 333-72719, 333-78031, 333-37970, 333-55404, 333-63444, 333-82246, 333-83124, 333-96951, 333-104827, 333-115099 and 333-124732), of references to our name and to our letter dated February 7, 2006, relating to our review of the procedures and methods used by Occidental in its oil and gas estimation process.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

February 7, 2006